Albertsons Companies, Inc. Reports First Quarter Fiscal 2025 Results

Boise, ID - July 15, 2025

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the first quarter of fiscal 2025, which ended June 14, 2025.

First Quarter of Fiscal 2025 Highlights

•Identical sales increased 2.8%
•Digital sales increased 25%
•Loyalty members increased 14% to 47.3 million
•Net income of $236 million, or $0.41 per share
•Adjusted net income of $319 million, or $0.55 per share
•Adjusted EBITDA of $1,111 million

"In the first quarter, we delivered solid operating and financial performance, while investing in our core operations and improving our customer value proposition," said Susan Morris, Chief Executive Officer. "Ongoing investments in our strategic priorities drove increased engagement across our digital platforms, evidenced by strong growth in our digital sales, pharmacy operations, and membership in our loyalty program. To fuel these investments, we leveraged our productivity engine to drive efficiencies throughout our operations."

Morris added, "As we look forward to the balance of fiscal 2025, we do so with continued confidence in our Customers for Life strategy. We want to thank our teams for delivering these results and for their ongoing commitment to serving our customers and supporting the communities in which we operate."

First Quarter of Fiscal 2025 Results

Net sales and other revenue increased 2.5% to $24,880.8 million for the 16 weeks ended June 14, 2025 ("first quarter of fiscal 2025") from $24,265.4 million during the 16 weeks ended June 15, 2024 ("first quarter of fiscal 2024"). This increase was driven by a 2.8% increase in identical sales, with strong growth in pharmacy sales being the primary driver of the identical sales increase. We also continued to grow our digital sales with a 25% increase during the first quarter of fiscal 2025. These increases in Net sales and other revenue were partially offset by lower fuel sales.

Gross margin rate decreased to 27.1% during the first quarter of fiscal 2025 compared to 27.8% during the first quarter of fiscal 2024. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 85 basis points compared to the first quarter of fiscal 2024. This decrease in gross margin rate was primarily driven by incremental investments in our customer value proposition, strong growth in pharmacy sales, which carries an overall lower gross margin rate, and increases in delivery and handling costs related to the continued growth in our digital sales, partially offset by the benefits from our productivity initiatives, which included reductions in shrink expense.

Selling and administrative expenses decreased to 25.4% of Net sales and other revenue during the first quarter of fiscal 2025 compared to 25.9% during the first quarter of fiscal 2024. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 63 basis points. This decrease in

Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to lower merger-related costs, the leveraging of employee costs and operating expenses related to the continued development of our digital platforms and modernization of our technology, partially offset by increases in legal, professional and outside services as well as business transformation costs. The benefits from our productivity initiatives continue to help offset increasing wage rates and other inflationary pressures on our operating expenses.

Net gain on property dispositions and impairment losses was $31.9 million during the first quarter of fiscal 2025 compared to net loss of $5.3 million during the first quarter of fiscal 2024.

Interest expense, net was $141.8 million during the first quarter of fiscal 2025 compared to $145.7 million during the first quarter of fiscal 2024. This decrease in interest expense, net was primarily attributable to lower average outstanding borrowings.

Other income, net was $3.9 million during the first quarter of fiscal 2025 compared to other expense, net of $4.0 million during the first quarter of fiscal 2024.

Income tax expense was $75.0 million during the first quarter of fiscal 2025, representing a 24.1% effective tax rate, compared to $69.2 million during the first quarter of fiscal 2024, representing a 22.3% effective tax rate. This increase in the effective rate was primarily driven by the reduction of a reserve for an uncertain tax position due to the expiration of a state statute in the first quarter of fiscal 2024.

Net income was $236.4 million, or $0.41 per share, during the first quarter of fiscal 2025, compared to $240.7 million, or $0.41 per share, during the first quarter of fiscal 2024.

Adjusted net income was $318.9 million, or $0.55 per share, during the first quarter of fiscal 2025, compared to $391.6 million, or $0.66 per share, during the first quarter of fiscal 2024.

Adjusted EBITDA was $1,111.0 million, or 4.5% of Net sales and other revenue, during the first quarter of fiscal 2025 compared to $1,183.9 million, or 4.9% of Net sales and other revenue, during the first quarter of fiscal 2024.

Capital Allocation and Common Stock Repurchase Program

During the first quarter of fiscal 2025, capital expenditures were $584.6 million, which primarily included the completion of 36 remodels, the opening of three new stores and continued investment in our digital and technology platforms. During the first quarter of fiscal 2025, the Company paid its quarterly dividend of $0.15 per share on May 9, 2025 to stockholders of record as of April 25, 2025. On July 15, 2025, the Company announced the next quarterly dividend payment of $0.15 per share to be paid on August 8, 2025 to stockholders of record as of the close of business on July 25, 2025.

During the first quarter of fiscal 2025, the Company repurchased 14.2 million shares of common stock for a total of $314.8 million pursuant to the existing multi-year $2.0 billion repurchase authorization.

On March 11, 2025, the Company completed the issuance of $600.0 million in aggregate principal amount of 6.250% senior unsecured notes due March 15, 2033 (the "2033 Notes"). On March 17, 2025, proceeds from the 2033 Notes were used to redeem in full the $600.0 million outstanding of 7.500% senior unsecured notes due March 15, 2026.

Fiscal 2025 Outlook

The Company is providing an updated fiscal 2025 outlook and expects its financial results to be as follows:

•Identical sales growth in the range of 2.0% to 2.75% (previously 1.5% to 2.5%)
•Adjusted EBITDA in the range of $3.8 billion to $3.9 billion, including approximately $65 million related to the Company's 53rd week (unchanged)
•Adjusted net income per Class A common share in the range of $2.03 to $2.16 per share (unchanged)
•Effective income tax rate in the range of 23.5% to 24.5% (unchanged)
•Capital expenditures in the range of $1.7 billion to $1.9 billion (unchanged)

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2025 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2025. The expected effective tax rate does not reflect potential future rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Susan Morris, CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 14, 2025, the Company operated 2,264 retail stores with 1,725 in-store pharmacies, 408 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including more than $40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements and may adversely impact our financial condition and results of operations include:
•changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and uncertainty in international trade including current and potential future tariffs;
•changes in consumer behavior and spending patterns resulting from macroeconomic conditions, including shifts in state and federal assistance programs;
•changes in wage rates and our ability to negotiate acceptable contracts with labor unions, including the outcome of pending union negotiations;
•changes in price of goods sold in our stores and cost of goods used in our food products due to changes in various state and federal government regulations;
•uncertainty regarding the geopolitical environment;
•our inability to execute on our standalone business and value-creating strategies following the termination of the merger agreement with Kroger due to prolonged uncertainties and restrictions on our business during the pendency of the merger;
•litigation in connection with the previously pending merger and the termination of the merger agreement, resulting in ongoing costs that we may be required to pay in connection with the lawsuit against Kroger, or our inability to collect the $600 million termination fee from Kroger, and negative reactions from the financial markets and our suppliers, customers, and associates as a result of the litigation;
•our ability to recruit and retain qualified associates who are critical to the success of our Customers for Life strategy;
•failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•challenges with our supply chain;
•operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•changes in tax rates, tax laws, and regulations that directly impact our business or our customers.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	16 weeks ended
	June 14, 2025	June 15, 2024
Net sales and other revenue	$24,880.8	$24,265.4
Cost of sales	18,142.5	17,526.5
Gross margin	6,738.3	6,738.9

Selling and administrative expenses	6,320.9	6,274.0
(Gain) loss on property dispositions and impairment losses, net	(31.9)	5.3
Operating income	449.3	459.6

Interest expense, net	141.8	145.7
Other (income) expense, net	(3.9)	4.0
Income before income taxes	311.4	309.9

Income tax expense	75.0	69.2
Net income	$236.4	$240.7

Net income per Class A common share
Basic net income per Class A common share	$0.41	$0.42
Diluted net income per Class A common share	0.41	0.41

Weighted average Class A common shares outstanding (in millions)
Basic	573.0	578.6
Diluted	575.4	581.3

% of net sales and other revenue
Gross margin	27.1%	27.8%
Selling and administrative expenses	25.4%	25.9%

Store data
Number of stores at end of quarter	2,264	2,269

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 14, 2025	February 22, 2025
ASSETS
Current assets
Cash and cash equivalents	$151.0	$293.6
Receivables, net	908.9	834.8
Inventories, net	4,976.3	4,989.0
Other current assets	380.7	441.6
Total current assets	6,416.9	6,559.0

Property and equipment, net	9,708.0	9,811.0
Operating lease right-of-use assets	6,174.7	6,153.4
Intangible assets, net	2,281.1	2,318.0
Goodwill	1,201.0	1,201.0
Other assets	688.1	713.3
TOTAL ASSETS	$26,469.8	$26,755.7

LIABILITIES
Current liabilities
Accounts payable	$3,834.1	$4,092.7
Accrued salaries and wages	1,273.3	1,345.2
Current maturities of long-term debt and finance lease obligations	832.1	57.6
Current operating lease obligations	720.3	705.5
Other current liabilities	1,208.1	1,050.0
Total current liabilities	7,867.9	7,251.0

Long-term debt and finance lease obligations	7,005.6	7,762.5
Long-term operating lease obligations	5,756.4	5,657.2
Deferred income taxes	783.8	824.1
Other long-term liabilities	1,831.8	1,875.0

Commitments and contingencies

STOCKHOLDERS' EQUITY
Class A common stock	6.0	6.0
Additional paid-in capital	2,188.0	2,184.0
Treasury stock, at cost	(701.5)	(386.7)
Accumulated other comprehensive income	94.3	94.7
Retained earnings	1,637.5	1,487.9
Total stockholders' equity	3,224.3	3,385.9
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,469.8	$26,755.7

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 14, 2025	June 15, 2024
Cash flows from operating activities:
Net income	$236.4	$240.7
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(31.9)	5.3
Depreciation and amortization	572.7	552.0
Operating lease right-of-use assets amortization	214.1	207.6
LIFO expense	17.3	14.6
Deferred income tax	(38.0)	(56.3)
Contributions to pension and post-retirement benefit plans, net of expense (income)	(43.0)	(10.9)
Deferred financing costs	6.3	4.9
Equity-based compensation expense	33.7	36.7
Other operating activities	4.1	6.0
Changes in operating assets and liabilities:
Receivables, net	(73.2)	(84.5)
Inventories, net	(4.5)	210.7
Accounts payable, accrued salaries and wages and other accrued liabilities	(114.6)	(304.0)
Operating lease liabilities	(127.8)	(125.9)
Self-insurance assets and liabilities	(6.0)	21.5
Other operating assets and liabilities	108.8	242.5
Net cash provided by operating activities	754.4	960.9

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(584.6)	(543.0)
Proceeds from sale of assets	78.2	3.8
Other investing activities	32.3	1.2
Net cash used in investing activities	(474.1)	(538.0)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	625.0	—
Payments on long-term borrowings, including ABL facility	(600.2)	(200.2)
Payments of obligations under finance leases	(10.1)	(12.5)
Dividends paid on common stock	(85.7)	(69.5)
Treasury stock purchase, at cost	(314.8)	—
Employee tax withholding on vesting of restricted stock units	(31.4)	(38.6)
Other financing activities	(5.7)	—
Net cash used in financing activities	(422.9)	(320.8)

Net (decrease) increase in cash and cash equivalents and restricted cash	(142.6)	102.1
Cash and cash equivalents and restricted cash at beginning of period	297.9	193.2
Cash and cash equivalents and restricted cash at end of period	$155.3	$295.3

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table reconciles Net income to Adjusted net income and Adjusted EBITDA (in millions):

	16 weeks ended
	June 14, 2025	June 15, 2024
Net income	$236.4	$240.7
Adjustments:
Business transformation (1)(b)	38.3	17.3
Equity-based compensation expense (b)	33.7	36.7
(Gain) loss on property dispositions and impairment losses, net	(31.9)	5.3
LIFO expense (a)	17.3	14.6
Merger-related costs (2)(b)	19.0	92.3
Certain legal and regulatory accruals and settlements, net (b)	2.6	(8.9)
Amortization of debt discount and deferred financing costs (c)	6.2	4.9
Amortization of intangible assets resulting from acquisitions (b)	14.8	14.7
Miscellaneous adjustments (3)(e)	6.1	19.0
Tax impact of adjustments to Adjusted net income	(23.6)	(45.0)
Adjusted net income	$318.9	$391.6
Tax impact of adjustments to Adjusted net income	23.6	45.0
Income tax expense	75.0	69.2
Amortization of debt discount and deferred financing costs (c)	(6.2)	(4.9)
Interest expense, net	141.8	145.7
Amortization of intangible assets resulting from acquisitions (b)	(14.8)	(14.7)
Depreciation and amortization (d)	572.7	552.0
Adjusted EBITDA	$1,111.0	$1,183.9
The following tables reconcile diluted net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	16 weeks ended
	June 14, 2025	June 15, 2024
Numerator:

Adjusted net income (4)	$318.9	$391.6

Denominator:

Weighted average Class A common shares outstanding - diluted	575.4	581.3
Restricted stock units (5)	8.5	9.3
Adjusted weighted average Class A common shares outstanding - diluted	583.9	590.6

Adjusted net income per Class A common share - diluted	$0.55	$0.66

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	16 weeks ended
	June 14, 2025	June 15, 2024
Net income per Class A common share - diluted	$0.41	$0.41
Non-GAAP adjustments (6)	0.15	0.26
Restricted stock units (5)	(0.01)	(0.01)
Adjusted net income per Class A common share - diluted	$0.55	$0.66
(1) Includes costs associated with third-party consulting fees related to our Customers for Life strategy and employee termination costs.
(2) The first quarter of fiscal 2025 primarily relates to litigation costs and retention program expense related to the terminated merger. The first quarter of fiscal 2024 primarily includes third-party legal and advisor fees and retention program expense related to the merger.
(3) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, gains and losses on energy hedges and other items not considered in our core performance.
(4) See the reconciliation of Net income to Adjusted net income above for further details.
(5) Represents incremental unvested restricted stock units ("RSUs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs as of the end of each respective period.
(6) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) Depreciation and amortization:

	16 weeks ended
	June 14, 2025	June 15, 2024
Cost of sales	$64.1	$53.6
Selling and administrative expenses	508.6	498.4
Total Depreciation and amortization	$572.7	$552.0

(e) Miscellaneous adjustments:

	16 weeks ended
	June 14, 2025	June 15, 2024
Cost of sales	$(0.5)	$0.1
Selling and administrative expenses	5.6	11.5
Other (income) expense, net	1.0	7.4
Total Miscellaneous adjustments	$6.1	$19.0

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	June 14, 2025	June 15, 2024
Total debt (including finance leases)	$7,837.7	$7,857.4
Cash and cash equivalents	151.0	291.1
Total debt net of cash and cash equivalents	7,686.7	7,566.3

Rolling four quarters Adjusted EBITDA	$3,931.8	$4,183.1

Total Net Debt Ratio	1.96	1.81

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	June 14, 2025	June 15, 2024
Net income	$954.3	$1,119.5
Depreciation and amortization	1,838.6	1,800.4
Interest expense, net	455.9	482.9
Income tax expense	176.9	296.1
EBITDA	3,425.7	3,698.9

Business transformation (1)	126.2	50.3
Equity-based compensation expense	103.2	109.3
Loss on property dispositions and impairment losses, net	58.6	21.6
LIFO expense	31.3	32.6
Merger-related costs (2)	181.5	225.8
Certain legal and regulatory accruals and settlements, net	17.6	(15.6)
Miscellaneous adjustments (3)	(12.3)	60.2
Adjusted EBITDA	$3,931.8	$4,183.1
(1) Includes costs associated with third-party consulting fees related to our Customers for Life strategy and employee termination costs.
(2) Primarily includes third-party legal and advisor fees and retention program expense related to the merger. Also includes litigation costs related to the termination of the merger in December 2024.
(3) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement loss, gains and losses on energy hedges and other items not considered in our core performance.